Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
THIRD QUARTER AND NINE MONTHS 2010 FINANCIAL RESULTS

Takes Delivery of Five VLCCs
Places Seven Vessels on Long Term Time Charters
Completes Syndication of $372 Million Credit Facility
Declares Quarterly Dividend of $0.01 per Share

New York, New York, October 27, 2010 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2010.

Financial Review: Third Quarter 2010

The Company recorded a net loss of $26.0 million or $0.30 basic and $0.30 diluted loss per share for the three months ended September 30, 2010 compared to net income of $14.8 million or $0.27 basic and $0.27 diluted earnings per share for the three months ended September 30, 2009. The decrease in net income was primarily the result of a 31.9% decrease in TCE to $19,109 per day for the three months ended September 30, 2010 compared to $28,077 per day for the prior year period, as well as a $13.6 million increase in net interest expense to $21.4 million for the three months ended September 30, 2010 compared to $7.7 million for the prior year period. Excluding the acceleration of the amortization of the net time charter liability of $13.1 million, from the prior year period for the Arlington vessels which were redelivered to the Company earlier than expected, the decrease in TCE was 17.4% from $23,136 from the prior year period to $19,109 for the three months ended September 30, 2010.

John Tavlarios, President of General Maritime Corporation, commented, “During the third quarter and year-to-date, we continued to grow General Maritime’s fleet and contracted revenue stream while taking steps to enhance its financial flexibility. We are pleased to have already taken delivery of six of the seven double-hull vessels we agreed to acquire in June 2010.  During the quarter, we also significantly increased our time charter coverage by entering into contracts for six vessels with Trafigura, the third largest independent oil trader.  Additionally, we placed the Genmar Elektra, a 2002 build Aframax, with Clearlake, another leading oil trading firm.  General Maritime’s ongoing success in implementing its flexible deployment strategy positions the Company to take advantage of future rate increases while maintaining a level of stability in results and covering a substantial portion of fixed costs.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 26.0% to $57.6 million for the three months ended September 30, 2010 compared to $77.8 million for the three months ended September 30, 2009.  This decrease was primarily due to an increase in voyage expense from $18.9 million for the three months ended September 30, 2009, to $40.7 million for the three months ended September 30, 2010. This decrease was partially offset by the increase in vessel operating days resulting from an increase in our fleet size over the quarter. This increase in voyage expense was due to higher bunker costs as well as an increase in percentage of spot market operating days for the third quarter 2010, compared to the prior year period.  EBITDA for the three months ended September 30, 2010 decreased 53.6% to $20.8 million compared to $44.7 million for the prior year period (please see below for a reconciliation of EBITDA to net income). As of September 30, 2010, the Company’s net debt (calculated as total debt less cash) was $1,184 million.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased 11.2% from $32.1 million for the three months ended September 30, 2009 to $35.7 million for the three months ended September 30, 2010.  Total vessel operating expenses is a measurement of the Company’s total expenses associated with operating its vessels. This increase was primarily due to the addition of 5 VLCCs which were acquired during the third quarter ended September 30, 2010 and are more expensive to operate.  Daily direct vessel operating expenses increased by 7.1% to $8,486 for the quarter ended September 30, 2010 compared to $7,923 for the prior year period.  The increase in daily direct vessel expenses is primarily due to the expiration of fixed cost technical management contracts for certain vessels, which subjected them to higher current market costs, and to the change in composition of the fleet to include the addition of the 5 VLCCs acquired during the quarter.

General and administrative costs decreased by 1.4% to $9.3 million for the quarter ended September 30, 2010 compared to $9.5 million for the prior year period.  Contributing to this reduction was a decrease in professional expenses and the effects of changes in exchange rates.

Financial Review: Nine Months Ended September 30, 2010

The Company recorded a net loss of $49.4 million or $0.74 basic and $0.74 diluted loss per share, for the nine months ended September 30, 2010 compared to net income of $40.9 million, or $0.75 basic and $0.74 diluted earnings per share, for the nine months ended September 30, 2009. Net voyage revenues decreased 20.3% to $184.5 million for the nine months ended September 30, 2010 compared to $231.5 million for the prior year period.  EBITDA decreased 38.8% to $79.8 million for the nine months ended September 30, 2010 compared to $130.4 million for the prior year period.  TCE rates obtained by the Company’s fleet decreased 24.0% to $21,915 per day for the nine months ended September 30, 2010 from $28,830 for the prior year period. Total vessel operating expenses increased 3.3% to $103.4 million for the nine months ended September 30, 2010 from $100.0 million for the prior year period, and daily direct vessel operating expenses increased 5.1% to $8,590 for the nine month period ended September 30, 2010 from $8,172 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and nine months ended September 30, 2010 and 2009 as well as selected consolidated balance sheet data as of December 31, 2009.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine months ended September 30, 2010 and 2009.

	Three months ended		Nine months ended
	September-10	September-09	September-10	September-09

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$98,264	$96,706	$287,287	$269,281
Voyage expenses	(40,707)	(18,877)	(102,825)	(37,747)
Net voyage revenues	57,557	77,829	184,462	231,534
Direct vessel expenses	26,331	22,597	74,857	69,160
General and administrative expenses	9,343	9,476	28,493	30,885
Depreciation and amortization	25,413	22,255	70,014	66,040
Loss (gain) on sale of vessels	29	443	560	587
Operating income	(3,559)	23,058	10,538	64,862
Net interest expense	21,379	7,734	59,228	23,432
Other (income) expense	1,095	569	731	500
Net income	$(26,033)	$14,755	$(49,421)	$40,930
Basic earnings per share	$(0.30)	$0.27	$(0.74)	$0.75
Diluted earnings per share	$(0.30)	$0.27	$(0.74)	$0.74
Weighted average shares outstanding, thousands	86,304	54,551	66,892	54,532
Diluted average shares outstanding, thousands	86,304	55,630	66,892	55,571

BALANCE SHEET DATA, at end of period			September-10	December-09
(Dollars in thousands)
Cash			$58,697	$52,651
Current assets, including cash			129,075	108,528
Total assets			1,896,001	1,445,257
Current liabilities, including current portion of long-term debt			149,232	56,194
Current portion of long-term debt			-	-
Total long-term debt, including current portion			1,242,549	1,018,609
Shareholders' equity			494,522	364,909

	Three months ended		Nine months ended
	September-10	September-09	September-10	September-09
OTHER FINANCIAL DATA
(dollars in thousands)
Net cash provided (used) by operating activities	$15,643	$(9,419)	$21,932	$47,423
Net cash provided (used) by investing activities	(415,960)	(3,122)	(477,389)	(7,603)
Net cash provided (used) by financing activities	307,546	(13,985)	461,995	(121,801)
Capital expenditures
Vessel sales (purchases), including deposits	(422,758)	-	(484,853)	-
Drydocking or capitalized survey or improvement costs	(2,836)	(1,473)	(8,639)	(15,755)
Weighted average long-term debt	1,138,253	952,728	1,059,007	950,115

OTHER DATA
EBITDA (1)	$20,759	$44,744	$79,821	$130,402

FLEET DATA
Total number of vessels at end of period	36	31	36	31
Average number of vessels (2)	33.7	31.0	31.9	31.0
Total voyage days for fleet (3)	3,012	2,772	8,417	8,031
Total time charter days for fleet	1,451	1,922	4,535	6,232
Total spot market days for fleet	1,561	850	3,882	1,799
Total calendar days for fleet (4)	3,103	2,852	8,714	8,463
Fleet utilization (5)	97.1%	97.2%	96.6%	94.9%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$19,109	$28,077	$21,915	$28,830
Direct vessel operating expenses per vessel (7)	8,486	7,923	8,590	8,172
General and administrative expense per vessel (8)	3,011	3,323	3,270	3,649
Total vessel operating expenses (9)	11,497	11,246	11,860	11,821
EBITDA (10)	6,690	15,689	9,160	15,408

	Three months ended		Nine months ended
	September-10	September-09	September-10	September-09
EBITDA Reconciliation
Net Income	$(26,033)	$14,755	$(49,421)	$40,930
+ Net interest (income) expense	21,379	7,734	59,228	23,432
+ Depreciation and amortization	25,413	22,255	70,014	66,040
EBITDA	$20,759	$44,744	$79,821	$130,402

(1)
EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6)
Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days

(7)
Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8)	Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.
(9)
Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels.  Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10)	Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of October 27, 2010, General Maritime Corporation’s fleet was comprised of 37 wholly owned tankers, consisting of 7 VLCC, 12 Suezmax, 12 Aframax, 2 Panamax, and 4 Products tankers, with a total carrying capacity of approximately 5.6 million deadweight tons, or dwt.  The average age of the Company’s fleet as of September 30, 2010 by dwt was 8.6 years compared to 9.3 years as of September 30, 2009.

In the third quarter General Maritime entered into 7 new time charters. The Company placed 6 vessels to Trafigura, 2 VLCCs (Genmar Atlas and Genmar Hercules), 2 Suezmaxes (Genmar Argus and Genmar Spyridon) and 2 Aframaxes (Genmar Daphne and Genmar Defiance); each vessel is on a 12-month charter with an additional 12-month option period.  Additionally, the Company placed the Genmar Elektra on a 12-month time charter to Clearlake. The Trafigura charters are expected to commence by the end of October 2010 and the Clearlake charter began in August 2010.  Additional details of the charters are listed in the table below.

As of October 27, 2010, General Maritime has 18 out of 37 vessels on time charters comprised of 5 VLCCs, 3 Suezmaxes, 4 Aframaxes, 2 Panamaxes and 4 Handymax tankers.  There are options to extend charters on 12 of the vessels, and a profit sharing arrangement on 1 vessel during their option period.

The table below outlines our vessels which are on time charter as of October 27, 2010, their charter rates and the expiration dates for the charters.

Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Argus	Suezmax	October 24, 2011	(2)	$27,500	(3)
Genmar Atlas	VLCC	October 24, 2011	(2)	$35,500	(4)
Genmar Companion	Panamax	January 27, 2011		$17,000
Genmar Concord	Handymax	February 2, 2011		$12,659
Genmar Daphne	Aframax	October 26, 2011	(2)	$18,750	(5)
Genmar Defiance	Aframax	October 25, 2011	(2)	$18,750	(5)
Genmar Elektra	Aframax	August 11, 2011		$18,500
Genmar Hercules	VLCC	October 30, 2011	(2)	$35,500	(4,6)
Genmar Poseidon	VLCC	February 12, 2011		$33,500
Genmar Spyridon	Suezmax	October 16, 2011	(2)	$27,500	(3)
Genmar St. Nikolas	Suezmax	February 7, 2011		$39,000
Genmar Strength	Aframax	August 29, 2012		$18,500
Genmar Victory	VLCC	February 12, 2012	(2)	$40,500	(7)
Genmar Vision	VLCC	March 24, 2011		TD3 Related	(8)
Stena Compatriot	Panamax	November 10, 2010	(2)	$18,989	(9)
Stena Concept	Handymax	July 4, 2011	(2)	$18,264	(10)
Stena Consul	Handymax	November 10, 2010	(2)	$16,964	(11)
Stena Contest	Handymax	July 4, 2011	(2)	$18,264	(10)

(1)	Before brokers' commissions.
(2)	Charter end date excludes periods that are at the option of the charterer.
(3)	Optional 12 month period begins in October 2011 at $29,000 per day
(4)	Optional 12 month period begins in October 2011 at $40,000 per day
(5)	Optional 12 month period begins in October 2011 at $20,000 per day
(6)	Charter will commence on October 30, 2010
(7)	1 Year Option at $40,000 with 50/50 profit share
(8)	TD3 is a tanker FFA rate for the Arabian Gulf to Asia route for VLCCs. Charter rate will vary from quarter to quarter
(9)	Optional period rate adjusts as follows: November 11, 2010 to November 10, 2011 - $19,356; November 11, 2011 to November 10, 2012 - $19,741; November 11, 2012 to November 10, 2013 - $20,145
(10)	Optional period rate adjusts as follows: January 5, 2011 to July 4, 2011- $18,603; July 5, 2011 to July 4, 2012 - $21,158; July 5, 2012 to July 4, 2013 - $21,531
(11)	Optional period rate adjusts as follows: November 11, 2010 to November 10, 2011 - $17,303; November 11, 2011 to November 10, 2012 - $17,658; November 11, 2012 to November 10, 2013 - $18,031

Metrostar Acquisition Update

During the quarter ended September 30, 2010, the Company took delivery of 5 VLCCs associated with the Metrostar acquisition announced in June 2010.  These vessels consist of a 2010 built, a 2002 built, a 2003 built and two 2007 built vessels.  The vessels were paid for with the proceeds from the Company’s equity offering in June 2010 and borrowings from the Company’s $372 million credit facility.

On October 5, 2010, the Company entered into a $22.8 million bridge loan with Nordea and DnB to fund a portion of the purchase price of the Genmar Maniate, a Suezmax newbuild it had agreed to acquire in the Metrostar acquisition.

The Genmar Maniate was delivered on October 6, 2010 and is the sixth of seven Metrostar vessels to be delivered. The final vessel, the Genmar Spartiate, a Suezmax newbuilding, is expected to be delivered to the Company in April 2011.

$372 Million Facility Update

On October 5, 2010, the Company announced that it had completed the syndication process of the new $372 million credit facility, led by Nordea and DnB NOR.  The Company is pleased to have a group of leading global lenders in its new facility, including NIBC Bank, Skandinaviska Enskilda Banken (SEB), DVB Bank and Citibank.

Additionally, the Company announced that it had amended the $372 million facility to extend, by 12 months, the period within which the Company is required to raise 40% of the purchase price of the seven Metrostar vessels from new equity.

Q3 2010 Dividend Announcement

On October 27, 2010 the Company’s Board of Directors declared a Q3 2010 quarterly dividend of $0.01 per share payable on or about November 26, 2010 to shareholders of record as of November 12, 2010.  Under the terms of the $22.8 million bridge loan, the quarterly cash dividend will limited to $0.01 per share per quarter during the period while the $22.8 million bridge loan is outstanding.

Jeff Pribor, Chief Financial Officer of General Maritime Corporation, commented, “During the quarter and year-to-date, we took important steps to enhance General Maritime’s financial flexibility during a time when we continue to grow our modern high-quality fleet.  Specifically, we amended our $372 million senior secured credit facility, which was successfully syndicated to four global lending institutions.  We appreciate the continued support we receive from world-class banks, underscoring General Maritime’s leading industry position and future prospects.”

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 37 tankers – seven VLCC, twelve Aframax, twelve Suezmax tankers, two Panamax and four Product tankers - with a total carrying capacity of approximately 5.6 million dwt.

All per share amounts presented throughout this press release, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of the Company’s common stock for each share of common stock held by shareholders of General Maritime Subsidiary Corporation (formerly known as General Maritime Corporation) in connection with the Arlington acquisition.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, October 28, 2010 at 8:30 a.m. Eastern Daylight Savings Time to discuss its 2010 third quarter financial results.  To access the conference call, dial (913) 312-1502 and enter the passcode 6264099.  A replay of the conference call can also be accessed until November 11, 2010 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 6264099. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law, restrictions under the Company’s credit facilities and indenture governing the Company’s Senior Notes and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  The Company’s dividend policy may be changed at any time by the Company’s Board of Directors.

	THREE MONTHS ENDED

	VLCC Fleet			Suezmax Fleet			Aframax Fleet
	% Change	September-10	September-09	% Change	September-10	September-09	% Change	September-10	September-09
	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues	-47.0%	11,475	21,659	-30.5%	21,277	30,602	7.4%	16,137	15,020
$ 1,000's		20%	28%		37%	39%		28%	19%

Average Daily TCE	-77.5%	27,128	120,325	-33.5%	21,087	31,713	11.8%	15,621	13,972

Time Charter Revenues	-71.6%	6,159	21,659	-82.2%	5,411	30,429	-9.5%	9,378	10,368
$ 1,000's		21%	30%		18%	42%		32%	14%

Spot Charter Revenues		5,316	-	9071.1%	15,866	173	45.3%	6,759	4,652
$ 1,000's		19%	0%		57%	4%		24%	96%

Calendar Days	136.4%	435	184	0.0%	1,012	1,012	0.0%	1,104	1,104
		14%	6%		33%	35%		36%	39%

Vessel Operating Days	135.0%	423	180	4.6%	1,009	965	-3.9%	1,033	1,075
		14%	6%		33%	35%		34%	39%

Capacity Utilization		97.2%	97.8%	4.6%	99.7%	95.4%	-3.9%	93.6%	97.4%

# Days Vessels on Time Charter	7.2%	193	180	-77.5%	184	819	42.0%	527	371
		13%	9%		13%	43%		36%	19%

# Days Vessels on Spot Charter		230	-	465.1%	825	146	-28.1%	506	704
		15%	0%		53%	17%		32%	83%

Average Daily Time Charter Rate	-73.5%	31,911	120,325	-20.8%	29,409	37,154	-36.3%	17,796	27,945

Average Daily Spot Charter Rate		23,114	-	1521.6%	19,232	1,186	102.1%	13,358	6,608

Daily Direct Vessel Expenses	32.4%	10,961	8,277	2.0%	8,034	7,876	-2.3%	8,468	8,669
(per Vessel)

Average Age of Fleet at End of		5.9	8.3		8.8	7.9		13.9	13.0
Period (Years)

# Vessels at End of Period	250.0%	7.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		19%	6%		31%	35%		33%	39%

Average Number of Vessels	136.5%	4.7	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		14%	6%		33%	35%		33%	39%

DWT at End of Period	247.6%	2,183	628	0.0%	1,691	1,691	0.0%	1,208	1,208
1,000's		40%	16%		31%	44%		22%	31%

	THREE MONTHS ENDED

	Panamax Fleet			Handymax Fleet			Total Fleet
	% Change	September-10	September-09	% Change	September-10	September-09	% Change	September-10	September-09
	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount	Amount

Net Voyage Revenues	-28.8%	3,434	4,820	-8.6%	5,234	5,728	-26.0%	57,557	77,829
$ 1,000's		6%	6%		9%	7%

Average Daily TCE	-28.8%	18,661	26,197	-7.4%	14,419	15,563	-31.9%	19,109	28,077

Time Charter Revenues	-28.8%	3,434	4,820	-8.6%	5,234	5,728	-59.4%	29,616	73,004
$ 1,000's		12%	7%		18%	8%

Spot Charter Revenues		-	-		-	-	479.1%	27,941	4,825
$ 1,000's		0%	0%		0%	0%

Calendar Days	0.0%	184	184	0.0%	368	368	8.8%	3,103	2,852
		6%	6%		12%	13%

Vessel Operating Days	0.0%	184	184	-1.4%	363	368	8.7%	3,012	2,772
		6%	7%		12%	13%

Capacity Utilization	0.0%	100.0%	100.0%	-1.4%	98.6%	100.0%	-0.1%	97.1%	97.2%

# Days Vessels on Time Charter	0.0%	184	184	-1.4%	363	368	-24.5%	1,451	1,922
		13%	10%		25%	19%

# Days Vessels on Spot Charter		-	-		-	-	83.6%	1,561	850
		0%	0%		0%	0%

Average Daily Time Charter Rate	-28.8%	18,661	26,197	-7.4%	14,419	15,563	-46.3%	20,411	37,983

Average Daily Spot Charter Rate		-	-		-	-	215.3%	17,899	5,677

Daily Direct Vessel Expenses	16.5%	7,711	6,620	15.1%	7,237	6,288	7.1%	8,486	7,923
(per Vessel)

Average Age of Fleet at End of		6.6	5.6		6.0	5.0		8.6	9.3
Period (Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	16.1%	36	31.0
		6%	6%		11%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	8.7%	33.7	31.0
		6%	6%		12%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	40.3%	5,417	3,862
1,000's		3%	4%		4%	5%

	NINE MONTHS ENDED

	VLCC Fleet			Suezmax Fleet			Aframax Fleet
	% Change	September-10	September-09	% Change	September-10	September-09	% Change	September-10	September-09
	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues	-37.2%	24,304	38,700	-16.7%	82,394	98,917	-16.7%	52,512	63,062
$ 1,000's		13%	17%		45%	43%		28%	27%

Average Daily TCE	-56.6%	31,040	71,535	-16.4%	28,799	34,454	-21.1%	16,644	21,084

Time Charter Revenues	-61.8%	14,780	38,700	-65.6%	33,596	97,617	-32.6%	28,216	41,862
$ 1,000's		14%	19%		33%	47%		28%	20%

Spot Charter Revenues		9,524	-	3653.7%	48,798	1,300	14.6%	24,296	21,200
$ 1,000's		12%	0%		59%	6%		30%	94%

Calendar Days	46.0%	797	546	9.1%	3,276	3,003	-8.3%	3,003	3,276
		9%	6%		38%	35%		34%	39%

Vessel Operating Days	44.7%	783	541	-0.3%	2,861	2,871	5.5%	3,155	2,991
		9%	7%		34%	36%		37%	37%

Capacity Utilization	-0.8%	98.2%	99.1%	-8.7%	87.3%	95.6%	15.1%	105.1%	91.3%

# Days Vessels on Time Charter	-19.8%	434	541	-64.8%	935	2,657	11.0%	1,560	1,406
		10%	9%		21%	43%		34%	23%

# Days Vessels on Spot Charter		349	-	800.0%	1,926	214	0.6%	1,595	1,585
		9%	0%		50%	12%		41%	88%

Average Daily Time Charter Rate	-52.4%	34,056	71,535	-2.2%	35,932	36,739	-39.3%	18,087	29,774

Average Daily Spot Charter Rate		27,291	-	316.9%	25,336	6,077	13.9%	15,233	13,375

Daily Direct Vessel Expenses	24.4%	10,892	8,754	-7.1%	7,635	8,216	9.4%	9,745	8,909
(per Vessel)

Average Age of Fleet at End of		5.9	8.3		8.8	7.9		13.9	13.0
Period (Years)

# Vessels at End of Period	250.0%	7.0	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		19%	6%		31%	35%		33%	39%

Average Number of Vessels	45.0%	2.9	2.0	0.0%	11.0	11.0	0.0%	12.0	12.0
		9%	6%		34%	35%		33%	39%

DWT at End of Period	247.6%	2,183	628	0.0%	1,691	1,691	0.0%	1,208	1,208
1,000's		57%	16%		44%	44%		31%	31%

	NINE MONTHS ENDED

	Panamax Fleet			Handymax Fleet			Total Fleet
	% Change	September-10	September-09	% Change	September-10	September-09	% Change	September-10	September-09
	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount % of Total for Period	Amount % of Total for Period	From Prior Period	Amount	Amount

Net Voyage Revenues	-25.7%	9,764	13,142	-12.6%	15,488	17,713	-20.3%	184,462	231,534
$ 1,000's		5%	6%		8%	8%

Average Daily TCE	-26.5%	18,015	24,519	-11.3%	14,394	16,220	-24.0%	21,915	28,830

Time Charter Revenues	-23.3%	10,078	13,142	-12.6%	15,488	17,713	-51.1%	102,158	209,034
$ 1,000's		10%	6%		15%	8%

Spot Charter Revenues		(314)	-		-	-	265.8%	82,304	22,500
$ 1,000's		0%	0%		0%	0%

Calendar Days	0.0%	546	546	0.0%	1,092	1,092	3.0%	8,714	8,463
		6%	6%		13%	13%

Vessel Operating Days	1.1%	542	536	-1.5%	1,076	1,092	4.8%	8,417	8,031
		6%	7%		13%	14%

Capacity Utilization	1.1%	99.3%	98.2%	-1.5%	98.5%	100.0%	1.8%	96.6%	94.9%

# Days Vessels on Time Charter	-1.1%	530	536	-1.5%	1,076	1,092	-27.2%	4,535	6,232
		12%	9%		24%	18%

# Days Vessels on Spot Charter		12	-		-	-	115.8%	3,882	1,799
		0%	0%		0%	0%

Average Daily Time Charter Rate	-22.4%	19,015	24,519	-11.3%	14,394	16,220	-32.8%	22,527	33,542

Average Daily Spot Charter Rate		(26,216)	-		-	-	23.1%	21,201	12,507

Daily Direct Vessel Expenses	17.6%	7,731	6,572	10.7%	7,027	6,347	5.1%	8,590	8,172
(per Vessel)

Average Age of Fleet at End of		6.6	5.6		6.0	5.0		8.6	9.3
Period (Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	16.1%	36	31.0
		6%	6%		11%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	2.9%	31.9	31.0
		6%	6%		13%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	40.3%	5,417	3,862
1,000's		4%	4%		5%	5%